EXHIBIT 14.1

PARTNERS GROUP LENDING FUND, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

February 28, 2025

Appendices

Code Acknowledgment Form	A-1
Pre-Clearance Form	B-1
Initial Holdings Form	C-1
Quarterly Pre-Clearance Form	D-1
Annual Holdings Form	E-1
Certification of Rebuttal of Access Presumption	F-1

i

INTRODUCTION

Ethics are important to Partners Group Lending Fund, LLC (“BDC”, “our”, “us”, or “we”) and to its management. BDC is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, directors and employees of BDC are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics (the “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with BDC’s Chief Compliance Officer, or follow the procedures outlined in applicable sections of this Code.

This Code has been adopted by the Board of Directors of BDC (the “Board”) in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the “1940 Act”) and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute (the “Report”). Rule 17j-1 generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by business development companies if effected by access persons of such companies.

PURPOSE OF THE CODE

This Code is intended to:

●	help you recognize ethical issues and take the appropriate steps to resolve these issues;

●	deter ethical violations to avoid any abuse of position of trust and responsibility;

●	maintain confidentiality of our business activities;

●	assist you in complying with applicable securities laws;

●	assist you in reporting any unethical or illegal conduct; and

●	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of BDC that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by BDC:

●	employ any device, scheme or artifice to defraud us;

●	make any untrue statement of a material fact or omit to state to us a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us; or

●	engage in any manipulative practices with respect to our business activities.

All employees, as a condition of employment or continued employment, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

CODE OF ETHICS

The employees specified in the following discussion will be subject to the provisions of the Code.

Scope of the Code of Ethics

In order to prevent Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, the Board of Directors of BDC has adopted this Code.

Definitions

Access Person. “Access Person” means any director, officer, partner, employee or Advisory Person of BDC. An Access Person shall not include any person who the CCO determines to be a Non-Access Covered Person. The CCO maintains records of the status of all relevant persons under the Code, and will inform each such person about that person’s status as necessary. The defined term “Access Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an adviser, distributor, sub-administrator or sub-adviser (or affiliate of any of the foregoing), which contains provisions that comport with Rule 17j-1 under the 1940 Act, and which has been submitted to the Board.

Advisory Person. “Advisory Person” of BDC means: (i) any director, officer or employee of BDC, BDC Adviser or of any company in a control relationship to BDC, who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by BDC, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to BDC who obtains information concerning recommendations made to BDC with regard to the purchase or sale of a Covered Security. An “Advisory Person” shall not include a “Disinterested Director” (as defined below) with respect to BDC unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director, should have known that during the 15-day period immediately before or after the Disinterested Director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or BDC Adviser considered purchasing or selling the Covered Security. The defined term “Advisory Person” shall also not include any person who is subject to securities transaction reporting requirements for Covered Securities of a code of ethics adopted by an adviser, distributor, sub-administrator or sub-adviser (or affiliate of any of the foregoing), which contains provisions that comport with Rule 17j-1 under the 1940 Act, and which has been submitted to the Board of Directors of BDC.

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributed economic support.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Blackout Period. “Blackout Period” shall mean that timeframe in which BDC or an Access Person, or Disinterested Director with knowledge of BDC’s trading activity, may not engage in trading in an issue, or its related securities, appearing on the BDC Restricted List as described below.

Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act and that is eligible for purchase by BDC under its investment objective, policies, and restrictions. A security that is otherwise a “Covered Security” under this definition is excluded therefrom, however, if it falls into one of the following categories: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by unaffiliated registered open-end investment companies (i.e., mutual funds). Otherwise qualifying exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities.”

Disinterested Director. “Disinterested Director” means a director or trustee of BDC who is not an “interested person” of BDC within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

Non-Access Covered Persons. Certain BDC personnel, including but not limited to those who are also officers or directors of BDC affiliates, are presumed to be Access Persons for purposes of the Rules because providing investment advice is the primary business of BDC Adviser and certain BDC Adviser affiliates. However, such persons often do not have actual access to investment or portfolio information or participate in the recommendation process. Where the CCO has determined that the relevant director, officer, or employee: (1) does not meet the definition of “Advisory Person;” (2) does not otherwise have access to nonpublic information with respect to client holdings or transactions or BDC Adviser securities recommendations; and (3) is not involved in the recommendation process, the CCO may determine to treat such person as a “Non-Access Covered Person” for purposes of this Code. Non-Access Covered Persons must, prior to being so designated and at least once per calendar year thereafter certify to the CCO, in the form attached as Appendix F as to the relevant facts and circumstances that formed the basis of the CCO’s above-described determination.

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a covered security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. The Restricted List identifies those securities which BDC or its Access Persons may not trade due to some restriction under the securities laws whereby BDC or its Access Persons may be deemed to possess material non-public information about the issuer of such securities.

Supervised Person. A “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of BDC Adviser.

Standards of Conduct

No Access Person, Supervised Person or Disinterested Director shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of BDC or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with BDC, BDC Adviser or any of its affiliates, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to BDC and its shareholders.

Any Access Person recommending or authorizing the purchase or sale of a Covered Security by BDC shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

No Access Person, Supervised Person or Disinterested Director shall dispense any information concerning securities holdings or securities transactions of BDC to anyone outside BDC without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

●	when there is a public report containing the same information;

●	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between BDC and its affiliates;

●	when such information is reported to directors of BDC; or

●	in the ordinary course of his or her duties on behalf of BDC.

All personal securities transactions should be conducted consistent with this Code and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within BDC.

Prohibited Transactions

General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by BDC, or is held in BDC’s portfolio unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

●	An Access Person who becomes aware that BDC is considering the purchase or sale of any Covered Security must immediately notify our Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

●	An Access Person shall similarly notify our Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

●	Once an Access Person becomes aware that BDC is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

●	The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

Securities Appearing on the Portfolio and Pipeline Reports and Restricted List. The holdings of the BDC’s portfolio are detailed in the Portfolio Report. Access Persons will also receive, as frequently as necessary, the names of those entities that are being considered for investment by BDC’s portfolio in the Pipeline Report. Access Persons are required to review these reports and the Restricted List prior to engaging in any securities transactions.

Initial Public Offerings and Limited Offerings. Advisory Persons of BDC must obtain approval from the CCO before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

Securities under Review. No Access Person shall execute a securities transaction in any security issued by an entity that BDC owns in its portfolio or is considering for purchase or sale unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

Blackout Period. No Access Person may trade in the securities of any issuer appearing on the Restricted List until notified that the entity name no longer appears on the Restricted List. Access Persons are also prohibited from trading in the names appearing on the Pipeline and Portfolio Reports (as discussed above).

Company Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Advisory Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to our Chief Compliance Officer when they are involved in BDC’s subsequent consideration of an investment in the issuer, and BDC’s decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

Management of the Restricted List

BDC Adviser shall, through its Chief Investment Officer (or his or her designee), create and maintain a list of issuers, companies, and other entities as to which BDC Adviser or its service providers have received material non-public information (the “Restricted List”). Should an Access Person learn of material non-public information concerning the issuer of any security that information must be provided to the Chief Investment Officer (or his or her designee), so that the issuer can be included on the Restricted List. The Chief Investment Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information, and will maintain this information in a log. Upon the receipt of such information, the Chief Investment Officer will revise and circulate the Restricted List to all Access Persons.

BDC Adviser is directed to advise BDC when it has obtained information that causes it to be restricted from trading in the securities of any of the names appearing in the BDC’s portfolio. This information will be provided to our Chief Investment Officer who will add the name(s) to the Restricted List and electronically circulate the revised list to Access Persons.

The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of BDC Adviser absent approval of the Chief Compliance Officer or the Chief Executive Officer.

Procedures to Implement the Code of Ethics

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist BDC and BDC Adviser in preventing, detecting and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to our Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section except:

●	Transactions effected for, and Covered Security (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; or

●	Transactions effected pursuant to an Automatic Investment Plan.

Reporting Requirements

Each Supervised Person is required to certify that he or she has received, read and understands all aspects of the Code and recognizes that he or she is subject to the provisions and principles detailed therein. In addition, our Chief Compliance Officer or his designee shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Pre-Clearance Reports

Advisory Persons of BDC Adviser must obtain approval from BDC Adviser’s Chief Compliance Officer or his designee prior to entering into a qualifying transaction in a Limited Offering or an Initial Public Offering.

Pre-clearance of trades in securities issued by companies whose names appear on the Pipeline and Portfolio Reports is required of all Access Persons.

The pre-clearance form shall include the name of the reporting Person, the date, the name of the broker who will execute the transaction, the name of the security, quantity, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions, i.e., GTC, limit, etc. There will also be a line for approval or disapproval along with space for comments and the date.

If BDC Adviser’s Chief Compliance Officer or his designee does not approve the transaction the reason for denial will be provided on the pre-clearance form.

Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

●	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

●	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	the date the Access Person submits the report.

Quarterly Transaction Reports

Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The report must cover all transactions occurring during the calendar quarter most recently ending. Disinterested Directors must file such a report unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director, should have known that during the 15-day period immediately before or after the Disinterested Director’s transaction in a Covered Security, BDC purchased or sold the Covered Security, or BDC or BDC Adviser considered purchasing or selling the Covered Security for BDC. The report must contain the following information:

●	the date of the transaction;

●	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

●	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

●	the price of the security at which the transaction was effected;

●	the name of the broker, dealer or bank with or through which the transaction was effected; and

●	the date the Access Person submits the report.

Annual Holdings Reports

Each Access Person must submit, to our Chief Compliance Officer or other designated person, an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. The Annual Holdings Report must be submitted at least once every 12 month period, on a date to be designated by BDC. Our Chief Compliance Officer or his designee will notify every Access Person of the date. Each report must include:

●	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

●	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	the date the Access Person submits the report.

Annual Certification of Compliance

All Access Persons must annually certify through a written acknowledgment that (1) they have read, understood and agree to abide by this Code; (2) they have complied with all applicable requirements of this Code; and (3) they have reported all transactions and holdings that they are required to report under this Code.

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your future and to BDC’s. The information provided below should provide a useful guide about what constitutes insider trading and material inside information.

Summary of BDC’s Business Activities

BDC is a non-traded business development company that has elected to be regulated by the U.S. Securities and Exchange Commission under the provisions of Section 54, et seq., of the Investment Company Act of 1940. BDC offers individual investors access to private debt with a focus on first lien secured loans, second lien secured loans, and, to a lesser extent, subordinated loans or mezzanine debt. Generally, these loans are made to private companies that have not issued any public securities. In rare instances, however, there may be securities available in the marketplace for issuers in which BDC holds a loan position.

Certain data sources may make information available to BDC that has not been fully disseminated in the marketplace. Where BDC or its investment adviser receives such information, our Chief Investment Officer will update the Restricted List.

In the event that any Access Persons comes into possession of information that is not publically available, either through your work with us or outside of the workplace, you will be required to adhere to the Statement on the Prohibition of Insider Trading (the “Statement”) as described in the following pages. You will also be subject to certain reporting requirements in connection with complying with BDC’s Code.

Background

The securities laws and the rules and regulations of the self-regulatory organizations are designed to assure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:

●	making an untrue statement of a material fact;

●	omitting to state a material fact necessary to make the statements made not misleading;

●	engaging in acts, practices or courses of business which would be fraudulent or deceptive.

Violation of these provisions is a crime that may result in imprisonment and can have other very serious repercussions for both BDC and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business or fined. In addition, violations may result in liability under the Federal Securities Laws, including the Insider Trading Sanctions Act of 1984 (“ITSA”) and the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”). BDC Adviser’s actions with respect to any violations will be swift and forceful, since it is the victim of any such abuse.

In this connection, a violation of the BDC’s policies and procedures regarding confidential information, disclosure and the use of confidential information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of BDC policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized, and as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. BDC may initiate or cooperate in proceedings resulting in such penalties.

Policy

No person to whom the Statement applies, including officers, directors or employees of BDC, may trade, either personally or on behalf of others, while in possession of material non-public information, nor may any officer, director or employee communicate material non-public information to others in violation of the law. This conduct is referred to as “insider information”. Any questions regarding this policy and procedure should be directed to our Chief Compliance Officer.

While the law concerning insider trading is not rigid, it generally is understood to prohibit:

●	trading by an “insider” while in possession of material non-public information;

●	trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

●	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates not previously disseminated, material changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, Carpenter v. United States, 108 S. Ct. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with our Chief Compliance Officer before acting in any way on such information.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would, generally, be considered public. In certain instances, information disseminated to certain segments of the investment community may be deemed “public.” For example, research communicated through institutional information dissemination services such as First Call. The amount of time since the information was first disseminated ordinarily is a factor regarding whether information is considered public.

Bases for Liability

Described below are circumstances under which a person or entity may be deemed to have traded on inside information, and prohibitions applicable, in particular to investment advisors.

1.       Fiduciary Duty Theory. In 1980 the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party as a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: they can enter into a confidential relationship with the company such as, among others, attorneys and accountants (“temporary insiders”) or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his fiduciary duty to the company’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2.       Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

●	jail sentences;

●	civil injunction;

●	treble damages;

●	disgorgement of profits;

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Controlling the Flow of Sensitive Information

The following procedures have been established to assist the officers, directors and employees of BDC in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of BDC or for themselves and to assist BDC and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, director and employee of BDC must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or BDC, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult our Chief Compliance Officer.

1.       Identifying Inside Information. Before trading for yourself or others in the securities of a company about which you have what you believe to be inside information, ask yourself the following questions:

●	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is not public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is public, you must ask our Chief Compliance Officer prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

●	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

●	Report the matter immediately to our Chief Compliance Officer.

●	Do not purchase or sell the securities on behalf of yourself or others.

●	Do not communicate the information inside or outside of BDC, other than to our Chief Compliance Officer.

●	After our Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

Restricting Access to Material Non-public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

Personal Security Trading. All officers, directors and employees must trade in accordance with the provisions of the Code as well as the Statement in order to assist BDC with monitoring for violations of the law.

Restricted List. As defined in the Code, BDC’s Chief Investment Officer will maintain a Restricted List. Disclosure outside of BDC as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.

Supervision/Investigation. Should our Chief Compliance Officer learn, through regular review of personal trading documents, or from some other source, that a violation of this Code is suspected, our Chief Compliance Officer shall alert the Chief Executive Officer of BDC. Together these parties will determine who should conduct further investigation, if they determine one is necessary.

ADMINISTRATION OF THE CODE

Our Chief Compliance Officer has overall responsibility for administering the Code and reporting on the administration of and compliance with the Code and related matters to our Board and the Audit Committee of the Board (the “Audit Committee”).

Our Chief Compliance Officer shall review reports to determine whether any transactions recorded therein constitute violations of the Code. Before making any determination that a violation has been committed by person subject to the Code, such person shall be given an opportunity to supply additional explanatory material. Our Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f) under the 1940 Act.

No less frequently than annually, our Chief Compliance Officer must furnish to the Board and Audit Committee, and the Board and/or Audit Committee must consider, a written report that describes any issues arising under the Code or its procedures since the last report to the Board, including but not limited to, information about material violations of the Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that BDC has adopted procedures reasonably designed to prevent persons subject to the Code from violating the Code.

SANCTIONS FOR CODE VIOLATIONS

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

APPLICATION/WAIVERS

All the directors, officers and employees of BDC and its investment adviser are subject to this Code.

Insofar as other policies or procedures of BDC or its investment adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendment or waiver of the Code for an executive officer or member of our Board of Directors must be made by our Board of Directors and disclosed on a Form 8-K filed with the Securities and Exchange Commission within four business days following such amendment or waiver.

RECORDS

BDC shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission (the “SEC”):

1.       A copy of this Code that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

A copy of each report made by an Access Person or duplicate account statement received pursuant to the Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

A copy of each report made to BDC’s Board shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

REVISIONS AND AMENDMENTS

This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

APPENDIX A

PARTNERS GROUP LENDING FUND, LLC

(the “Company”)

Acknowledgment Regarding
Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file

I have received a copy of the Company’s Code of Business Conduct and Ethics (the “Code”), read it, and understand that the Code contains the expectations of the Company regarding employee conduct and ethical behavior. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Chief Compliance Officer, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Employee’s Name (Printed)

Employee’s Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Company’s Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading.

1

APPENDIX B

PARTNERS GROUP LENDING FUND, LLC
or
BDC Adviser, LLC
(collectively, the “Company”)

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports. Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer at least five (5) business days before the planned investment.

Employee Name:	Date:

Issuer/Investment Name:

Terms of Purchase (price, purchaser — individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity?

Related to a Portfolio or Pipeline security?

Approved:	Date:

Not Approved:	Date:

Comments:

2

APPENDIX C

PARTNERS GROUP LENDING FUND, LLC
or
BDC Adviser, LLC
(collectively, the “Company”)

INITIAL HOLDINGS REPORT
As of

To: Chief Compliance Officer

A.       Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Company’s Code of Ethics.

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.       Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities for my direct or indirect benefit:

Name of Broker, Dealer or Bank

1.

2.

3.

Date:	Signature:

Print Name:

3

APPENDIX D

PARTNERS GROUP LENDING FUND, LLC
or
BDC Adviser, LLC
(collectively, the “Company”)

QUARTERLY TRANSACTION REPORT

For the Calendar ________ Quarter Ended:

To: Chief Compliance Officer

A.       Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Company:

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.       New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established

C.       Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Print Name:

4

APPENDIX E

PARTNERS GROUP LENDING FUND, LLC
(the “Company”)

ANNUAL HOLDINGS REPORT

As of December 31, 20_

To: Chief Compliance Officer As of December 31, 20__, I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 under the Investment Company Act of 1940:

A.       Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Company’s Code of Ethics.

Title of Security	CUSIP Number	Number of Shares or Principal Amount

B.       As of December 31, 20__, I maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established *
1.
2.
3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control;(ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date:	Signature:

Print Name:

*Note: If account was established before 20__, you can state that it was established before 20__.

5

APPENDIX F

CERTIFICATION OF REBUTTAL OF ACCESS PRESUMPTION

I, ______________________, do hereby certify and affirm that:

(1)       I serve as [position with Company] and am also [position with Company Affiliate]

(2)       During the immediate prior calendar year:

(a)       I have not, with respect to the Company, obtained information regarding the Company’s purchase or sale of securities;

(b)       I have not, with respect to the Company, made, participated in, or obtained information about, the purchase or sale of a Covered Security or related recommendations;

(c)       my regular functions and duties have not related to such recommendations, purchases or sales;

(d)       I have not been involved in making securities recommendations to the Company nor have I obtained information about such any such recommendations which are nonpublic;

(e)       I do not have, and will not accept, access to nonpublic information regarding the portfolio holdings of the Company;

(f)       I am aware of and have complied with all provisions of the Code that are relevant to me and with any policies and procedures of the Company and its affiliates relevant to the control of sensitive information about Client accounts or BDC Adviser recommendations to which I may be subject. I further agree to continue to comply with all such policies and procedures, as they may be amended from time to time.

(3)       If any of the representations set forth in 2(a) through (f) above ceases to be true, I will inform the CCO, promptly and, unless otherwise notified by the CCO, I will comply with relevant Code requirements applicable to Access Persons.

(4)       I recognize that I am providing this certification in order to allow the CCO to consider my designation as a Non-Access Covered Person. I have read, understand and agree to abide by the Code and, in particular, those provisions of the Code relevant to Non-Access Covered Persons.

6